UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2024 (December 8, 2024)
Healthcare Realty Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700	Nashville,	Tennessee	37203	(615)	269-8175
(Address of Principal Executive Office and Zip Code)				(Registrant’s telephone number, including area code)

www.healthcarerealty.com
(Internet address)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	HR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01. Entry into a Material Definitive Agreement

On December 8, 2024, Healthcare Realty Trust Incorporated (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliated entities and natural persons (collectively, “Starboard”).

In connection with the Agreement, the Company agreed, among other things, to appoint David Henry, Glenn Rufrano, and Don Wood (the “New Directors”) to the Company’s board of directors (the “Board”), effective as of December 8, 2024. Each of the New Directors will also be nominated by the Board to stand for re-election at the 2025 annual meeting of stockholders for a term expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”). The Company also agreed that the size of the Board will not exceed eleven directors, unless the Board determines to appoint the Company’s new Chief Executive Officer to the Board or Starboard provides its written consent to increase the size of the Board. Mr. Henry and Mr. Rufrano have been appointed to serve on the committee to oversee the permanent President and CEO search (“CEO Search Committee”), with Mr. Rufrano serving as Chair of the CEO Search Committee. Since their appointment, the New Directors have not yet met with the Board or otherwise taken any action as directors.

The Agreement provides Starboard customary rights to designate replacement directors that are reasonably acceptable to the Nominating and Corporate Governance Committee of the Board and the Board in the event any of the New Directors cease to serve as directors under certain circumstances. These replacement rights fall away if Starboard ceases to hold the lesser of 3% of the then-outstanding shares of the Company’s common stock and 352,646,875 shares of the Company’s common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments).

In connection with the Agreement, Starboard has agreed to abide by certain customary standstill restrictions, and voting commitments that will remain effective from December 8, 2024 and until the earlier of (i) the date that is 15 business days prior to the notice deadline for stockholder nominations of director candidates for election to the Board at the Company’s 2026 Annual Meeting and (ii) the date that is 100 days prior to the first anniversary of the 2025 Annual Meeting (the “Standstill Period”). The Agreement will terminate at the end of the Standstill Period.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated herein by reference.

On December 8, 2024, John Knox Singleton, John V. Abbott, and Vicki U. Booth retired from the Board. None of the retiring directors have informed the Company of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Singleton was serving as the Chair of the Board and the Chair of the Compensation Committee of the Board. Thomas N. Bohjalian has been appointed as the Chair of the Board and Peter F. Lyle, Sr. has been appointed as the Chair of the Compensation Committee of the Board.

In connection with the Agreement, on December 8, 2024, each of the New Directors was appointed to the Board to fill the vacancies created by the retirements described above. Mr. Henry has been appointed as a member of the Compensation Committee, Mr. Rufrano has been appointed to the CEO Search Committee, and Mr. Wood has been appointed as a member of the Capital Allocation Committee. The Board has determined that each of the New Directors satisfies the definition of “independent director” under the listing standards of the New York Stock Exchange and regulations of the U.S. Securities Exchange Act of 1934, as amended. At this time, none of the New Directors are parties to any related party transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. Each of the New Directors will receive compensation consistent with that received by the Company’s other non-employee directors, as described in the Company’s proxy statement on Schedule 14A for the 2024 Annual Meeting of Stockholders, filed with the SEC on April 9, 2024.

The Company intends to enter into its standard indemnification agreement with each of the New Directors, the form of which was filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 7.01 Regulation FD Disclosure

On December 9, 2024, the Company issued a press release announcing the changes to the Board and the Company’s entry into the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Agreement dated as of December 8, 2024 by and among Healthcare Realty Trust Incorporated and Starboard Value LP and certain of its affiliated entities and natural persons named therein.
99.1	Press Release issued by Healthcare Realty Trust Incorporated, dated December 9, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Realty Trust Incorporated
Date: December 9, 2024	By:	/s/ Austen B. Helfrich
Name: Austen B. Helfrich
Title: Executive Vice President and Chief Financial Officer